                                                EXHIBIT 10.2

                    EMPLOYMENT CONTRACT

THIS AGREEMENT made effective from the first (1st) day of November, 2006,    BETWEEN:

QUICK-MED TECHNOLOGIES, INC., a corporation existing under the laws of the State of Nevada, with its head office in the City of Gainesville, in the State of Florida (hereinafter referred to as the "Company")
- and -

GERALD M. OLDERMAN, an individual resident in the City of Bedford, in the State of Massachusetts (hereinafter referred to as the "VP RD&C " or “Jerry Olderman”).

WHEREAS the VP RD&C has previously served, and continues to serve, the Company under contract as a Consultant, and formerly serving as the Acting Vice President of Research, Development and Commercialization (VP RD&C), of the Company;

AND WHEREAS the Board of Directors of the Company recognizes the VP RD&C will continue to make valuable contributions to development of products and their commercialization as well as the productivity and profitability of the Company, that the VP RD&C has gained expertise relating to the business of the Company and that it is in the best interests of the Company to secure the future employment of the VP RD&C with the Company pursuant to the provisions of this Agreement;

AND WHEREAS the Company and the VP RD&C have agreed employment of the VP RD&C by the Company will be in accordance with the provisions of this Agreement, to continue as VP R&D, with the VP RD&C to remain the Company’s Vice President of R&D and Commercialization”;

      AND WHEREAS in order to satisfy management continuity concerns of the Company’s lenders, financial promoters and potential strategic partners and clients, a long-term employment contract with the VP RD&C is critical to the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree, each with the other, as follows:

1.	Definitions

1.1.	In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

"Common Shares" means shares of common voting stock of the Company which are entitled to one vote per share at any meeting of the Company’s shareholders;

"Compensation" means salary and all benefits the VP RD&C is receiving or entitled to at the time of Change of Control, including but not limited to bonuses, common stock, stock options, pension benefits, medical plan benefits, vacation pay, personal day and insurance premiums.

"Dollars" or "$" means lawful currency of the United States of America;

Revenue" means new sources and levels of revenue added after the effective date of this Agreement, including all sales or licensing revenues, cash received via research agreements, revenues from options to license or similar funds received from third parties and/or entities that the Company has established relationships with since its inception, with all such revenues to be determined in accordance with U.S. generally accepted accounting principles;

"Person" includes an individual, partnership, corporation and any other entity or association;

"Termination Date" means:

(a)	the effective date that the VP RD&C 's employment with the Company is terminated by the Company; or

(b)	the date the VP RD&C provides to the Company written notice of election to treat the VP RD&C's employment as terminated as contemplated by subsections 9.1(b) and (c) of this Agreement; and

"this Agreement" and terms such as "hereof", "herein" and similar expressions mean this Agreement, as amended, supplemented or modified in writing from time to time.

2.	Position; Title

2.1.
The Company agrees to employ Jerry Olderman during the term of the Agreement as its VP RD&C, with power and authority to render services for and on behalf of the Company to lead the development of new technologies, new and improved products and to assist in the development of new business opportunities as well as to oversee on a daily basis the efficient management of all aspects of the Company's technical operations including all staff (employees and consultants), vendors and customers, new business development, patents and to undertake such other duties as may from time to time be assigned to or vested in the VP RD&C by the Board of Directors, provided, however, that the Company’s Board of Directors shall not impose any employment constraints or duties which would require the VP RD&C to violate any law, statutes, ordinance, rule or regulation now or hereinafter in effect.

2.2.
The VP RD&C agrees, during the term of this Agreement, to devote his full working time, attention and abilities to the business and affairs of the Company, to serve the Company faithfully and to use his best efforts to promote the Company’s interests.

3.	Remuneration

3.1.
The Company agrees to pay Jerry Olderman a base salary of One Hundred Thirty Two Thousand ($132,000.00) Dollars per annum, payable in equal semimonthly payments on the 15th and the end of each month hereafter.

a.
The annual base salary will be reviewed and revised by the Compensation Committee and linked to his performance (as Vice President of Research Development and Commercialization as outlined in Appendix A), and the performance of the Company.. The Committee may link some of the annual increase or bonus to the Shareholders interests by allocating a portion of the compensation to performance-based equity or stock options.

b.
Annual adjustments to the compensation will reflect the Company’s success in adding new Revenue streams and increases in Shareholder value The Company agrees to complete an annual review, at the end of the fiscal year, of the Officer's base salary, stock options and other executive compensation programs and at that time the Compensation committee will recommend to the Board of Directors adjustments based on the Company’s performance.

3.2.
Within twelve (12) months following the effective date of this Agreement, the Company will pay Jerry Olderman a signing bonus of $100,000.00 cash to be vested as follows: (1) $25,000 on the effective date of the Agreement; (2) $25,000 on February 1st, 2007, if VP RD&C has continuously provided services to the Company to that date; (3) $25,000 on May 1st, 2007, if VP RD&C has continuously provided services to the Company to that date; and (4) $25,000 on August 1st, 2007, if VP RD&C has continuously provided services to the Company to that date. In addition, the Company will issue to Jerry Olderman, in his personal name, 45,000 shares of restricted Common Stock. Cash payments may be deferred over a period of time not to exceed 24 months in concert with the company’s efficient cash flow..

3.3.
The Company currently has no executive benefits plan and the VP RD&C is NOT entitled to benefits hereunder. However, should the Company adopt an executive benefits plan in future (and during the term of this Agreement), the VP RD&C shall become entitled to participate in the Company's executive benefits plan as may be in effect at any given time, subject to satisfying any insurability requirements established by the carrier or carriers providing the benefits. In the meantime, the VP RD&C is entitled to various insurance benefits in accordance with the Company’s applicable insurance contracts and policies and applicable state law. These benefits shall include:

•	Health insurance;

•	If the VP RD&C has a comparable plan, the Company will pay for that plan instead of the Company’s plan;

•	Disability insurance; and

3.4.	The VP RD&C shall be entitled to participate in the Supplemental Executive Retirement Benefit and Deferred Compensation Agreement if one is established by the Company.

3.5.
The VP RD&C shall be entitled to ten (10) sick days paid time, for each calendar year beginning January 1st, 2006, which can be accumulated. All requests for sick days shall be made by the VP RD&C in accordance with the Company’s policy in effect.

4.	Expenses

4.1.
The Company agrees to reimburse the VP RD&C for all travel and other expenses actually and properly incurred by the VP RD&C in connection with the VP RD&C's duties. The VP RD&C shall provide statements and vouchers for all such expenses in accordance with the Company's reimbursement policy as established from time to time.

4.2.
The Company shall provide for an annual physical examination performed by a physician of the VP RD&C’s choice, and including such diagnostic tests as are ordered by such physician. All information, including any test results, that is a product of the physical examination shall be provided to the Company but shall remain the VP RD&C’s personal property and shall be maintained in confidence by the Company. Such information may be released by the Company to third parties only with prior written authorization from the VP RD&C.

5.	Vacation

5.1.
The VP RD&C shall be entitled annually to four weeks of paid vacation, and three additional days for every additional year of employment. The timing of such vacation in any year is subject to the reasonable direction of the Chairman of the Board and the Board of Directors. The VP RD&C will advise the Chairman of the Board and the Board of Directors of planned vacation periods. If vacation days are not utilized such unused vacation shall be paid in full at the current salary rate with any escalation clauses that are appropriate. The provisions of this section are subject to change in accordance with the Company’s policies in effect from time to time.

6.	Change of Control

6.1.
The Board of Directors shall not approve any change of control, as defined herein unless the acquiring corporation or controlling person assumes the responsibility for this Agreement and all payments due hereunder. In addition, all outstanding stock options and Common Shares and any warrant(s) to acquire additional Common Shares, if not yet vested, shall be vested immediately to the VP RD&C. The term, “change of control,” shall be defined as either the sale, lease, exchange, transfer, or other disposition to any person, entity, or group of persons of fifty percent (50%) or more of the assets of the Company, or an action by the Directors regarding any reorganization, merger, or consolidation of the Company, in each case, pursuant to which the persons who were Directors of the Company immediately prior to such reorganization, merger, or consolidation, do not immediately thereafter constitute more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated Company’s Board of Directors.

7.	Confidentiality, Non-Competition and Non-Solicitation

7.1.
The VP RD&C agrees as a condition of the VP RD&C's employment hereunder to execute the Confidentiality and Non-Competition Agreement attached hereto as Schedule "B" (the "Non-Competition Agreement") which is included and forms a part hereof

8.	Term and Termination of Agreement

8.1.
Subject to the provisions of Section 12 of this Agreement (termination for just cause), this Agreement shall continue and remain in full force for one (1) year from January 1, 2007 and automatically renew on the anniversary date for one (1) year unless the Board of Directors acts to terminate the agreement.

8.2.
The VP RD&C has the right to terminate this Agreement by providing the Company written notice with a termination date effective one month after giving of the notice (the “Termination Date”). The VP RD&C shall receive remuneration, benefits (if in effect) and expenses contemplated by this Agreement and any options to acquire Common Stock which may have vested up to and including the effective Termination Date, but the VP RD&C shall be obligated to apply his entitlement to paid vacation to the period between date of such written notice and the effective Termination Date, and the VP RD&C shall not be entitled to any other remuneration, reimbursement or payment whatsoever.

8.3.
The Company has the right to terminate this Agreement and the VP RD&C's employment hereunder at any time without just cause by providing the VP RD&C with written notice which shall provide for a Termination Date effective as of the date of the said notice and the Company shall, at the same time, do the following:

(a)
That the Company shall pay to the VP RD&C, within one week following the date of written notice of termination, or at such earlier or later time as may be mutually agreed upon between the Company and the VP RD&C, a settlement payment equal to the total of:

(i)	an amount equal to twelve (12) months of monthly Compensation payable to the VP RD&C under this Agreement; plus

(b)	That all stock options previously granted by the Company to the VP RD&C that have vested must be exercised within one year.

8.4.
The employment of the VP RD&C shall be deemed terminated pursuant to subsection 8.3 hereof if the Company unilaterally changes the terms of the employment relationship such that the VP RD&C does not continue to be employed at a level of responsibility or a level of Compensation at least commensurate with the VP RD&C's existing level of responsibility and Compensation immediately prior to the said change and the VP RD&C elects in a written notice to the Company to treat the VP RD&C's employment as being terminated as a result of either such reduction with the said termination being effective as at the date of the said written notice. This Section 9.4 with respect to deemed termination of the VP RD&C’s employment shall be triggered should the Company appoint any individual other than the VP RD&C to the position of VP RD&C, without the VP RD&C’s express prior written consent to such appointment, and in such circumstances, all shares of common stock underlying the warrant(s) issued to the VP RD&C in accordance with Section 3.4 hereof shall vest immediately and be exercisable by the VP RD&C.

9.	Release

9.1.
In consideration of payment to the VP RD&C of the aforesaid amounts and additional provisions of this Agreement, the VP RD&C agrees to tender the VP RD&C's immediate resignation in a form satisfactory to the Company acting reasonably and forever release and discharge the Company from any and all obligations to pay any further amounts or benefits the VP RD&C with respect to the VP RD&C's employment or termination thereof.

10.	Time of Essence

10.1.	Time shall be of the essence in this Agreement and all amendments hereto.

11.	Subsequent Employment

11.1.
The VP RD&C shall not be bound in any manner whatsoever to rebate to the Company nor to forgive any claim against the Company with respect to any amounts or benefits payable in the event of the VP RD&C's subsequent reemployment in any manner whatsoever, so long as the VP RD&C complies with his obligations under the Confidentiality and Non-Competition Agreement.

12.	Termination for Cause

12.1.
Notwithstanding the other provisions of this Agreement, the Company shall be entitled to terminate this Agreement and the VP RD&C's employment hereunder forthwith for just cause without any further notice or payment in lieu of notice. In the event of such termination for just cause, the other provisions of this Agreement shall not apply, but this shall not impact the enforceability of the Non-Competition Agreement between the Company and the VP RD&C included as Schedule “B” hereto.

12.2.
For purposes of this Agreement, the Company shall have just cause to terminate the VP RD&C’s employment without compensation upon the occurrence of any of the following during the term of this Agreement:

(a)
The VP RD&C abuses alcohol or other substances while performing his duties for the Company which abuse negatively affects the performance of his duties, such abuse is habitual, and the VP RD&C fails to seek competent abuse counseling within 30 days of written notice by the Board of Directors;

(b)	The VP RD&C is convicted of a felony for any crime involving moral turpitude;

(c)	The VP RD&C is convicted of a felony for engaging in fraudulent conduct, theft or embezzlement in connection with his duties for the Company; or

(d)
The VP RD&C commits any material breach of this Agreement or the Company’s Bylaws, and such material breach shall continue for a period of thirty (30) days after written notice of the alleged breach is provided to the VP RD&C by the Board of Directors.

13.	Prior Agreements/Entire Agreement/Conflicts

13.1.
It is acknowledged and agreed by the Company and the VP RD&C that this Agreement, including the Position description and Roles and Responsibilities attached as Schedule "A" hereto and the Non-Competition Agreement attached hereto as Schedule "B", constitutes the entire agreement between the parties and any and all prior agreements, written or verbal, express or implied, between the parties relating to or in any way connected with employment of the VP RD&C by the Company are hereby rendered null and void and are superseded by the terms of this Agreement.

13.2.	In the event of any conflict between the terms of the Non-Competition Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

14.	Construction and Enforcement

15.1
This Agreement shall be construed in accordance with the laws of the State of Florida, without application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Palm Beach County in the State of Florida.

15.	Further Assurances

15.1.
Each of the parties shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform the terms of this Agreement.

16.	Enurement

16.1.	This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and, in the case of the Company, its assigns.

17.	Notice

17.1.
Any notice or other instrument required or permitted to be delivered or served on the other party hereto shall be sufficiently given to or served on such party if in writing and delivered by hand in a sealed envelope addressed to such party and left, during normal business hours, at the following addresses:

17.2.	(a) if to the VP RD&C: Gerald M. Olderman, Ph.D.17 Pickman Drive Bedford, MA 01730

(b)   if to the Company: Quick-Med Technologies Inc.
3427 SW 42nd Way
Gainesville, Florida 32608
Attention: Chairman; CEO; CFO; Secretary

Either the Company or the VP RD&C may, by notice delivered in accordance with this section, change the address for notices set out above.

      IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

QUICK-MED TECHNOLOGIES, INC.

________/s/ David S. Lerner__________
David S. Lerner, President

SIGNED, SEALED AND DELIVERED
In the presence of:

___/s/ Myrna Olderman, RDH__________ __/s/ GeraldM.Olderman________________
Witness         GERALD M. OLDERMAN